Exhibit 5.1

Milbank, Tweed, Hadley & McCloy LLP

One Chase Manhattan Plaza

New York, NY 10005

December 10, 2009

Freedom Group, Inc.

870 Remington Drive

Madison, North Carolina 27025-1776

Re: Registration Statement on Form S-1 (File No. 333-162595)

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-1 (File No. 333-162595), as amended (the “Registration Statement”), of Freedom Group, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission on October 21, 2009, in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of shares of the Company’s common stock, par value $0.01 per share (the “Shares).  The Shares include an over-allotment option granted to the underwriters of the offering to purchase additional shares of common stock in the manner described in the Registration Statement.  We understand that the Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to the Underwriting Agreement to be filed as an exhibit thereto.

In rendering the opinions expressed below, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by the Company in connection with the sale and issuance of the Shares.  We have examined originals, or copies certified or otherwise identified to our satisfaction, of such corporate records and agreements and other instruments, certificates of public officials, certificates of officers and representatives of the Company and other documents as we have deemed necessary as a basis for the opinions hereinafter expressed.  In our examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents.

Based on and subject to the foregoing and subject also to the comments and qualifications set forth below, and having regard to legal considerations that we deem relevant, we are of the opinion that when the Amended and Restated Certificate of Incorporation of the Company has been filed with the Secretary of State of the State of Delaware and becomes effective, the Shares, when duly authorized and issued and sold against payment therefore in the manner described in the Registration Statement and the related prospectus (the “Prospectus”) (as amended and supplemented through the date of issuance), will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Prospectus.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issue of the Shares.  We express no opinion as to the laws of any jurisdiction other than the Delaware General Corporation Law.

Very truly yours,

/s/ Milbank, Tweed, Hadley & McCloy LLP